EXHIBIT 10.2

First Amendment

to

AMENDED AND RESTATED CREDIT AGREEMENT

Among

WHITTIER ENERGY CORPORATION
as Borrower,

BNP Paribas,
as Administrative Agent,

and

The Lenders Signatory Hereto

Effective as of November 9, 2006

First Amendment to Amended and Restated Credit Agreement

This First Amendment to Amended and Restated Credit Agreement (this “First Amendment”) executed effective as of the 9th of November, 2006 (the “First Amendment Effective Date”) is among Whittier Energy Corporation, a corporation formed under the laws of the State of Nevada (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Obligors”); each of the Lenders that is a signatory hereto; and BNP Paribas, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A.            The Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of August 9, 2006 (the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B.            The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C.            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Defined Terms.  Each capitalized term which is defined in the Credit Agreement, but which is not defined in this First Amendment, shall have the meaning ascribed to such term in the Credit Agreement.  Unless otherwise indicated, all section references in this First Amendment refer to the Credit Agreement.

Section 2.               Amendments to Credit Agreement.

2.1           Definitions.  The following definitions in Section 1.02 are hereby amended and restated as follows:

“Agreement” means this Credit Agreement, as amended by that certain First Amendment to Credit Agreement, dated as of November 9, 2006, and as the same may from time to time be further amended, modified, supplemented or restated.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (b) with respect to any sale or disposition of Property, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any sale or disposition of Property), net of (i) the direct costs relating to such sale or disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such sale or disposition, (ii) taxes paid or payable as a result of such sale or disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be paid to holders of minority interests in joint ventures or Subsidiaries that are not wholly-owned as a result of such sale or disposition, (iv) all payments made with respect to liabilities directly associated with the assets which are the subject of such sale or disposition, including, without limitation, trade payables and other accrued liabilities and (v) any reserve or adjustment in respect of the sale price of such Property established in accordance with GAAP.

2.2           Section 3.04.          Section 3.04(c)(vii) is hereby amended and restated in its entirety as follows:

(i)            The Borrower shall prepay the Term Loan Notes and accrued and unpaid interest thereon in amounts equal to:

(A)          50% of the amount equal to the Net Cash Proceeds of any sale or disposition of Properties permitted by Section 9.12 minus the amount of any Borrowing Base reduction resulting from application of Section 9.12(d)(iii), provided, that no such prepayment pursuant to this Section 3.04(c)(vii)(A) shall be required to the extent the aggregate Net Cash Proceeds from such sales or dispositions available after application under Sections 3.04(c)(i) through (iv) are less than $500,000.

(B)           100% of the Net Cash Proceeds of any Equity Interests of the Borrower.  Such prepayment shall be made no later than the next Business Day after the receipt of such proceeds.

(C)           100% of the Net Cash Proceeds of any Casualty Event related to the Borrower or any of its Subsidiaries, to the extent a prepayment is not required pursuant to Section 3.04(c)(iv); provided that if the amount of any Net Cash Proceeds referred to in this Section 3.04(c)(vii)(C) would otherwise be payable under Section 3.04(c)(iv) but such payment is waived, such amount shall be payable to the Borrower pursuant to this Section 3.04(c)(vii)(C).

2.3           Section 8.12.  Section 8.12(a) is hereby amended and restated in its entirety as follows:

“(a)         On or before March 1st and September 1st of each year, commencing September 1st, 2006, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report as of the immediately preceding January 1 or July 1, as applicable.  The Reserve Report as of January 1 of each year shall be prepared by one or more petroleum engineers reasonably acceptable to the Administrative Agent and shall cover at least 75% of the total value of the anticipated projected production from the Borrower’s and its Subsidiaries’ Oil and Gas Properties and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

2.3           Annex I.  Annex I is hereby amended and restated in its entirety with the Annex I attached hereto.

Section 3.               Additional Lenders.  For an agreed consideration, the Administrative Agent hereby irrevocably sells and assigns to each of Citibank, N.A. and KeyBank National Association (collectively, the “New Lenders”), and the New Lenders, by their signature hereto, hereby irrevocably purchase and assume from the Administrative Agent, subject to and in accordance with the Credit Agreement, as of the First Amendment Effective Date (i) the Administrative Agent’s rights and obligations in its capacity as a Revolving Credit and Term Loan Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified on the attached Annex I, of such outstanding rights and obligations of the Administrative Agent under the Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Administrative Agent (in its capacity as a Revolving Credit and Term Loan Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.

Section 4.               Scheduled Redetermination of the Borrowing Base.  Pursuant to Section 2.07(b), each Lender consents to a Redetermination pursuant to which the Borrowing Base shall be increased to $50,000,000, effective from and including the First Amendment Effective Date to but excluding the next Redetermination Date.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.12(d).

Section 5.               Conditions Precedent.  The effectiveness of this First Amendment is subject to the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 5, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:

5.1           Payment of Outstanding Invoices.  Payment by the Borrower to the Administrative Agent of all fees and other amounts due and payable on or prior to the First

Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower.

5.2           First Amendment.  The Administrative Agent shall have received multiple counterparts as requested of the this First Amendment from each Lender.

5.3           No Default.  No Default or Event of Default shall have occurred and be continuing as of the First Amendment Effective Date.

5.4           Notes.  The Administrative Agent shall have received duly executed (a) Revolving Credit Notes payable to the order of each Revolving Credit Lender in a principal amount equal to its Maximum Revolving Credit Amount dated as of the First Amendment Effective Date and (b) Term Loan Notes to the order of each Term Loan Lender in a principal amount equal to its Term Loan Commitment dated as of the date hereof.

Section 6.               Representations and Warranties; Etc.  Each Obligor hereby affirms:  (a) that as of the date of execution and delivery of this First Amendment, all of the representations and warranties contained in each Loan Document to which such Obligor is a party are true and correct in all material respects as though made on and as of the First Amendment Effective Date (unless made as of a specific earlier date, in which case, was true as of such date); and (b) that after giving effect to this First Amendment and to the transactions contemplated hereby, no Defaults exist under the Loan Documents or will exist under the Loan Documents.

Section 7.               Miscellaneous.

7.1           Confirmation.  The provisions of the Credit Agreement (as amended by this First Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this First Amendment.

7.2           Ratification and Affirmation of Obligors.  Each of the Obligors hereby expressly (i) acknowledges the terms of this First Amendment, (ii) ratifies and affirms its obligations under the Guarantee Agreement and the other Security Instruments to which it is a party, (iii) acknowledges, renews and extends its continued liability under the Guarantee Agreement and the other Security Instruments to which it is a party and agrees that its guarantee under the Guarantee Agreement and the other Security Instruments to which it is a party remains in full force and effect with respect to the Indebtedness as amended hereby.

7.3           Counterparts.  This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.4           No Oral Agreement.  This written First Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties.  There are no subsequent oral agreements between the parties.

7.5           Governing Law.  This First Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed effective as of the date first written above.

BORROWER:	WHITTIER ENERGY CORPORATION

	By:	/s/ Geoffrey M. Stone
Name: Geoffrey M. Stone
Title: Vice President of Finance and Chief Accounting Officer

GUARANTORS:	WHITTIER ENERGY COMPANY
WHITTIER OPERATING, INC.
OLYMPIC RESOURCES (ARIZONA) LTD.
RIMCO PRODUCTION COMPANY, INC.
VAQUERO GAS COMPANY, INCORPORATED
RIMCO ENERGY, INC.

	By:	/s/ Geoffrey M. Stone
Name: Geoffrey M. Stone
Title: Vice President of Finance and Chief Accounting Officer

ADMINISTRATIVE AGENT:	BNP PARIBAS,
as Administrative Agent and Lender

	By:	/s/ David Dodd
Name: David Dodd
Title: Director

	By:	/s/ Betsy Jocher
Name: Betsy Jocher
Title: Director

NEW LENDERS:	CITIBANK, N.A.

	By:	/s/ Thomas Benavides
Name: Thomas Benavides
Title: Vice President

KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Thomas Rajan
Name: Thomas Rajan
Title: Senior Vice President